Exhibit 23.2

Consent of Independent Auditor

Continental Bank Holdings, Inc.

Plymouth Meeting, Pennsylvania

We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 of Bryn Mawr Bank Corporation of our report dated March 31, 2014, relating to the audit of the consolidated financial statements of Continental Bank Holdings, Inc. as of December 31, 2013 and for the year then ended, which is contained in the Joint Proxy Statement/ Prospectus.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

July 21, 2014